TLA VIDEO AFFILIATE AGREEMENT



To become an affiliate with TLA Video, please:

1.       Read this agreement

2. Acknowledge that you understand and agree to the terms of this agreement by filling out and sending the sign-up form at the bottom of the page or mail a printed version to the following address:


                  TLA Entertainment Group, Inc.
                  Website Affiliate
                  234 Market St. 5th Floor
                  Philadelphia, PA 19106
                  Phone - 215.733.0608
                  Fax - 215.733.0637

                  Email - affiliates@tlavideo.com

This Agreement contains the terms and conditions agreed upon between you (Third Party) and TLA Video (herein to be referred to as "TLA") with respect to TLA serving as your provider for VHS, DVD, and book commerce (collectively referred to herein as product).

1.       Affiliation
         TLA markets and sells movies on VHS and DVD (over 25,000 film titles) as well as books. Our database is divided into five divisions: Home (which includes over 20,000 titles ranging from Hollywood hits to obscure international films); Gay (which includes over 2,500 non-pornographic titles which are of interest to gay men and lesbians); Gay Adult (a database of over 4,500 gay adult titles); Straight Adult (a database of over 6,000 straight adult titles) and Books (over 2,000 titles of gay and lesbian interest), and Life & Style. You are responsible for checking the TLA title database to make sure that we have the type of product that you wish to list. Product availability is subject to change and is beyond our control.


         It is your responsibility to set up links properly. (Instructions are available once you become an affiliate.) If you require assistance, please email the Director of Affiliate Marketing at the address listed above.

2.       Establishing Affiliation on Your Site
         You agree to display the TLA logo on your home page or other appropriate page(s) on your site. You may do this at your discretion by choosing from the images provided on our Link to Us page. You are responsible for the content, style and placement of the references you make to movie titles, actors, store reference (in the case of shopping mall site) etc.

3.       Setting Up Links
         We will provide you with instructions on how to set up links from your site to the appropriate TLA website page. You may add or delete movie references (and related links) from your site at any time without our approval. You can decide which portions of our database you wish to use on your site. For example, you may want only adult or you may want no adult titles on your site.

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4.       Order Processing
         TLA will handle all aspects of order processing and fulfillment for all orders that come from the customers who purchased from us through the links on your site. TLA will handle payments, order cancellations and returns. Our sales staff will be available for customer service. We will issue monthly and quarterly reports (with a minimum of one order) detailing sales activities from the customers who linked to us through your site. It is your responsibility to make sure that the links are properly established in order for your commission to be correctly calculated.

5.       Commission Rates
         TLA will pay you a commission of six percent (6%) for non adult DVD, books and calendars; seven percent (7%) for non adult VHS and Life & Style products; thirteen percent (13%) for adult DVD, VHS, and toys during a referred session from your website to TLA. We will not, however, pay referral fees on transactions that are made by a customer who visits TLA directly (rather than through a special link from your site), even if the customer previously followed a link from your site to ours. The commission rate is based on gross revenue, which is defined as gross receipts less sales tax, shipping costs and credit card charges. For a transaction to generate a referral fee, each transaction must be completed: (i.e. - the customer must follow a special link from your site to ours, purchase a product(s) through our ordering system, receive delivery of the product and pay in full.) Commission on returned titles will be deducted from your next commission payment. If for some reason no subsequent payment is owed, you will be billed for the amount related to the return, and you hereby agree to make payment within 10 days of that bill. A credit card processing fee of 2.5% will be deducted for the processing of credit card orders from each commission check earned.

6.       Accounting
         We will send you an accounting history on a monthly basis if your account has earned a minimum of $100 in commission and quarterly if otherwise. If a quarterly commission amount is below $25, the amount is carried over to succeeding months until the $100 threshold is reached.

7.       Payments
         Checks will be issued on a monthly basis for accrued commission over $100 and quarterly if the amount is below that minimum. Quarterly commission amounts below $25 are accumulated until the $100 threshold is reached.

8.       Policies and Pricing
         Customers who buy product through this program will be deemed to be customers of TLA. Accordingly, all TLA rules, policies, and operating procedures will apply to those customers. TLA is the sole owner of all customer information needed to finalize an order, including, but not limited to; name, address, email address, telephone and/or fax number, and credit card data. This information will be kept for up to seven (7) years for federal and state tax purposes unless otherwise amended by federal or state law. TLA reserves the right to share this information

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         with you on a predefined format mutually agreed upon. TLA reserves the right to market directly and/or indirectly to these customers unless otherwise mutually agreed upon. We reserve the right to change our policies, operating procedures, and prices at any time. TLA will be responsible for all maintenance involved in the updating of film, VHS, DVD, Life & Style, and book information and images at the TLA sites. TLA will also use their best efforts to keep the sites updated with the most current film, VHS, DVD, Life & Style products and book release information.

9.       Limited License
         TLA grants you a non-exclusive, revocable right to use the TLA Video icon, logo, buttons, and/or banner ads provided for linkage and such other images for which we grant express permission, solely for the purpose of identifying your site as a program participant. You may not modify the icon, the message or any of our images in any way. We reserve all of our rights in the icon, the message, any other images, our trade names and trademarks and all other intellectual property rights.

10.      Responsibility For Your Site
         You will be solely responsible for the development, operation, and maintenance of your site and for all materials that appear on your site. For example, you will be solely responsible for:

         o The technical operation of your site and all related equipment.

         o The accuracy and appropriateness of materials posted on your site.

         o Ensuring that materials posted on your site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy or other personal or proprietary rights) and for ensuring that materials posted on your site are not libelous or otherwise illegal.

         We disclaim all liability for these matters. Further, you hereby indemnify and hold TLA Video harmless from all claims, damages and expenses (including, without limitation, attorneys' fees) relating to the development, operation, maintenance and contents of your site.

         You are not permitted to send unsolicited e-mail containing TLAVIDEO.COM links. Affiliates sending e-mail containing links to TLAVIDEO.COM must make sure that all addresses on their lists have opted in or are existing customers, and must provide a working "unsubscribe" process for their mailing lists. All UCE complaints will be logged and TLA reserves the right to terminate the contract of any affiliate about whom we receive an excessive number of UCE complaints over a given period of time.

11.      Term of the Agreement
         The term of this Agreement will begin after receipt of the signed affiliate agreement. The agreement is good for one year, and will automatically be renewed annually under current contract terms unless either party terminates it in writing within thirty- (30) days from the end of the initial term. Commission rates are subject to change without notice after the renewal period. You are only eligible to earn referral fees on sales occurring during the term, and fees earned through the date of termination will remain payable only if the related product orders are not canceled or returned. If for any reason this Agreement is no longer profitable or amicable, either party in writing within thirty- (30) days can terminate the Agreement during the initial or renewal term.

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12.      Relationship of Parties
         Both you and TLA are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, and sales representative or employment relationship between the parties. You will have no authority to make or accept any offers or representations on our behalf. You will not make any statement, whether on your site or otherwise, that reasonably would contradict anything in this section.

13.      Limitation of Liability
         TLA will not be liable for indirect, special or consequential damages, or any loss of revenue, profits or data, arising in connection with this Agreement or the program, even if we have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement and the program will not exceed the total referral fees paid or payable to you under this Agreement.

14.      Disclaimers
         We make no express or implied warranties or representations with respect to the program or any products sold through the program (including, without limitation, warranties of fitness, merchantability, non-infringement or any implied warranties arising out of a course of performance, dealing or trade usage). We will use our best efforts to maintain our site's functionality; however, technical difficulties may occur from time to time, which may cause temporary interruptions of service. We will not be liable for the consequences of any such interruptions.

15.      Acknowledgment
         You acknowledge that you have read this agreement and agree to all its terms and conditions. You understand that we may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this agreement or operate web sites that are similar to or compete with your web site. You have independently evaluated the desirability of participating in the program and are not relying on any representation, guarantee or statement other than as set forth in this agreement.

16.      Miscellaneous
         This Agreement will be governed by the laws of the United States and the State of Pennsylvania, without reference to rules governing choice of laws. Any action relating to this Agreement must be brought in the federal or state courts located in Philadelphia, Pennsylvania and you irrevocably consent to the jurisdiction of such courts. You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of and be enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Agreement.